UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  March 16, 2017 (March 10, 2017)

American Realty Capital New York City REIT, Inc.

(Exact Name of Registrant as Specified in Charter)

Maryland	000-55393	46-4380248
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

405 Park Avenue, 14th Floor New York, New York 10022
(Address, including zip code, of Principal Executive Offices) Registrant’s telephone number, including area code: (212) 415-6500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officer.

Appointment of Edward M. Weil, Jr. as Chief Executive Officer, President and Secretary to Replace Michael A. Happel

On March 10, 2017, Michael A. Happel resigned as the chief executive officer, president and secretary of American Realty Capital New York City REIT, Inc. (the “Company”), effective as of the business day immediately following the filing of the Company’s Annual Report on Form 10-K for the period ending December 31, 2016. Mr. Happel’s resignation was not the result of any disagreement with the Company. Mr. Happel has advised the Company that he will no longer be responsible for any part of any registration statement filed by the Company pursuant to and consistent with 15 U.S.C.§ 77k(b)(l). Effective March 31, 2017, Mr. Happel will also no longer be an officer or employee of the Company’s advisor or its affiliates.

Effective upon Mr. Happel’s resignation, the Company’s board of directors appointed Edward M. Weil, Jr. to serve as chief executive officer, president and secretary of the Company. Mr. Weil has served as the executive chairman of the Company’s board of directors since November 2015 and will continue in such capacity following this appointment.

Mr. Weil also is the chief executive officer and a non-controlling member of AR Global Investments, LLC (“AR Global”), the parent of the Company’s sponsor. Information about the transactions involving AR Global or its affiliates that are reportable under Item 404(a) of Regulation S-K, as well as information required under Item 401 of Regulation S-K with respect to Mr. Weil’s background and business experience, is included in the Company’s Definitive Proxy Statement on Schedule 14A filed with the SEC on April 29, 2016.

Resignation of Patrick A. O’Malley

On March 10, 2017, Patrick A. O’Malley resigned as the chief investment officer of the Company, effective as of that day. Mr. O’Malley’s resignation was not the result of any disagreement with the Company. Mr. O’Malley is no longer an officer or employee of the Company’s advisor or its affiliates.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN REALTY CAPITAL NEW YORK CITY REIT, INC.

Date: March 16, 2017	By:	/s/ Michael A. Happel
Michael A. Happel Chief Executive Officer, President and Secretary